UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                  SEC FILE NUMBER    033-30158-A
                                   FORM 12B-25
                                                       CUSIP NUMBER ________

                           NOTIFICATION OF LATE FILING

(Check one):  [X] Form 10-KSB   [ ] Form 10-F   [ ] Form 10-QSB   [ ] Form N-SAR
              [ ] Form N-CSR

                  For Fiscal Year Ended:  December 31, 2006
                                          -------------------------
                 [ ] Transition Report on Form 10-K
                 [ ] Transition Report on Form 20-F
                 [ ] Transition Report on Form 11-K
                 [ ] Transition Report on Form 10-Q
                 [ ] Transition Report on Form N-SAR
                 For the Transition Period Ended:
                                                 ---------------------

--------------------------------------------------------------------------------
  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                        VERIFIED ANY INFORMATION HEREIN.
--------------------------------------------------------------------------------
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


________________________________________________________________________________
PART I - REGISTRANT INFORMATION


XSTREAM BEVERAGE NETWORK, INC.
________________________________________________________________________________
Full Name of Registrant


________________________________________________________________________________
Former Name if Applicable


2 SOUTH UNIVERSITY DRIVE, SUITE 220
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)


FORT LAUDERDALE, FL   33324
________________________________________________________________________________
City, State and Zip Code

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     | (a)  The reason described in reasonable detail in Part III of this
     |      form could not be eliminated without unreasonable effort or expense
     | (b)  The subject annual report, semi-annual report, transition report on
     |      Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof,
     |      will be filed on or before the fifteenth calendar day
 [X] |      following the prescribed due date; or the subject quarterly
     |      report or transition report on Form 10-Q, or portion thereof will
     |      be filed on or before the fifth calendar day following the
     |      prescribed due date; and
     | (c)  The accountant's statement or other exhibit required by Rule
     |      12b-25(c) has been attached if applicable.



PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

REGISTRANT'S PREPARATION OF THE FINANCIAL DATA WAS DELAYED THROUGH THE NECESSARY INCORPORATION OF INFORMATION RELATING TO SUBSEQUENT EVENTS, PARTICULARLY THE GLOBAL BEVERAGE SOLUTIONS TRANSACTION. CONSEQUENTLY, WE WERE UNABLE TO FILE ON THE CUSTOMARY FILING DATE.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification
                 THEODORE FARNSWORTH             954         473-0850 ext 11
    ---------------------------------------- ----------- -----------------------
                      (Name)                 (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If
       answer is no, identify report(s).                        [X] Yes  [_] No

     ___________________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [_] Yes  [X] No

       If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                         XSTREAM BEVERAGE NETWORK, INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date   APRIL 2, 2007                 By /s/ THEODORE FARNSWORTH
    -------------------                 ----------------------------------------
                                        THEODORE FARNSWORTH, CEO

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall e typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.